                                                                    EXHIBIT 99.1

PEREGRINE SYSTEMS(R) RECEIVES BANKRUPTCY COURT APPROVAL OF DISCLOSURE STATEMENT

SAN DIEGO, MAY 29, 2003 - Peregrine Systems, Inc. (OTC: PRGNQ), a leading provider of consolidated asset and service management software, announced today that the U.S. Bankruptcy Court for the District of Delaware in Wilmington has approved its Disclosure Statement, paving the way for the company to commence solicitation of votes for the confirmation of its Fourth Amended Plan of Reorganization.

With this approval, Peregrine will distribute its Fourth Amended Plan of Reorganization and Disclosure Statement, which was filed on May 27, with voting instructions to creditors to the extent that their claims or interests are impaired under the amended Plan and holders of the company's common stock. These groups will be asked to vote on the Plan in the upcoming weeks.

On June 9 and 10, the Bankruptcy Court plans to hear evidence on and determine the company's enterprise value for purposes of the Plan's confirmation. The court has scheduled a confirmation hearing for Peregrine's Plan on July 8 and 9.

Peregrine filed a voluntary Chapter 11 petition on Sept. 22, 2002 after accounting irregularities came to light, requiring a restatement of 11 quarters.

ABOUT PEREGRINE

Founded in 1981, Peregrine Systems develops and sells application software to help large global organizations manage and protect their technology resources. With a heritage of innovation and market leadership in Consolidated Asset and Service Management software, the company's flagship offerings include ServiceCenter(R) and AssetCenter(R), complemented by employee self service, automation and integration capabilities. Headquartered in San Diego, Calif., Peregrine's solutions facilitate the automation of business processes, resulting in increased productivity, reduced costs and accelerated return on investment for its more than 3,500 customers worldwide.

                                     # # #


Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other trademarks are the property of their respective owners.